Exhibit 99

(  BW)(COMPEX-TECHNOLOGIES)(CMPX) Compex Technologies Signs Definitive Agreement to Acquire BMR Neurotech, Inc.

     NEW BRIGHTON, Minn.—(BUSINESS WIRE)—May 16, 2003—Compex Technologies, Inc. (Nasdaq:CMPX) today announced the signing of a definitive agreement to acquire substantially all of the assets of BMR Neurotech, Inc., the U.S. medical division of Bio-Medical Research Ltd., a company formed under the laws of Ireland. The total purchase price of $3.3 million will be funded with Compex’s existing credit facility. Compex will obtain substantially all of Neurotech’s accounts receivable inventory and fixed assets.

     Neurotech revenues are concentrated primarily in Arizona, Southern California, Alabama and Georgia. These are territories in which Compex will be able to secure its presence by acquiring an embedded sales force and strengthening its foothold. The Neurotech medical product line primarily involves the following products: NT2000, MediSTIM PLUS and MediTENS PLUS, which are your traditional Muscle Stim and TENS products.

     As part of the acquisition, Compex also obtained exclusive US distribution rights to the BMR Baxolve Belt, a wearable belt and TENS system designed for relief of back pain, and exclusive US distribution rights on all future electrical stimulation products. BMR is awaiting FDA clearance to market the Baxolve Belt in the US market.

     “This is an important acquisition for us long-term, in that approximately half of Neurotech’s focus is in doctor offices,” stated Dan Gladney, President and CEO. Mr. Gladney went on to say, “Our existing medical business in the U.S. currently relies almost exclusively on selling into Physical Therapy labs. We believe we will be able to use the Neurotech business model to help us move into the General Practitioner (Orthopedic) arena, which should open up a tremendous number of potential accounts and referrals. Conversely, we will be able to offer these unique products through our nationwide sales force, which should help us dramatically expand the market for these products.”

     Compex Technologies, Inc. is a leading designer, manufacturer and provider of electromedical products used for pain management, rehabilitation and sports training in clinical, home health care, sports and occupational medicine settings.

     Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2003, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including:

—	The increasing reliance on results of international operations;

—	The effect of fluctuating exchange rates on international results;

—	Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

—	Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

     Other factors that affect the industry in which Compex Technologies functions, including negative publicity about electro-medical stimulation products for medical and fitness applications, and world events that affect the economies of the countries in which its products are sold.

CONTACT:	Compex Technologies, Inc., New Brighton
Dan W. Gladney, 651/631-0590
or
Scott P. Youngstrom, 651/631-0590
www.compextechnologies.com
or
Investor Relations Contacts:
E-mail – investorrelations@rehabilicare.com